SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 18, 2003

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                                   KROLL INC.
             (Exact name of registrant as specified in its charter)



           Delaware                    000-21629                13-4131019
 (State or other jurisdiction   (Commission File Number)     (I.R.S. Employer
              of                                           Identification No.)
        incorporation)



       900 Third Avenue
         New York, NY                                             10022
    (Address of principal                                        (Zip code)
      executive offices)

Registrant's telephone number, including area code:  (212) 593-1000



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Item 5.     Other Events and Required Regulation FD Disclosure

      On August 18, 2003, Kroll Inc. (the "Company") entered into an agreement (the "Exchange Ratio Agreement") with Factual Data Corp. ("Factual Data") to set the exchange ratio being calculated under the Agreement and Plan of Reorganization dated June 23, 2003 (the "Merger Agreement") among the Company, its wholly owned subsidiary, Golden Mountain Acquisition Corporation, and Factual Data.

      Pursuant to the Exchange Ratio Agreement, the Company and Factual Data agreed that, pursuant the Merger Agreement, each share of outstanding Factual Data common stock will be converted into the right to receive $14.00 in cash plus 0.1497 of one share of the Company's common stock. This fraction is equal to the product of (x) one and (y) a fraction, the numerator of which is $3.50 and the denominator of which is $23.3842, which is the calculation of the Average Stock Price as defined in the Merger Agreement.

      Kroll and Factual Data have received the regulatory approvals necessary for satisfaction of certain closing conditions in the Merger Agreement. Factual Data shareholders will be voting upon the Merger Agreement at a special meeting to be held on Thursday, August 21, 2003. The acquisition of Factual Data by Kroll is expected to close on the same day, subject to the approval of Factual Data shareholders and the satisfaction of all other closing conditions.

      The foregoing discussion is qualified by reference to the full text of the Exchange Ratio Agreement, which is filed as an exhibit to this current report on Form 8-K and is incorporated herein by reference in its entirety.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

     (c)   Exhibits

      2.3 Agreement to Set Exchange Ratio dated August 18, 2003, by and between Kroll Inc. and Factual Data Corp.


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                                   SIGNATURES
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      Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   KROLL INC.


                                   By: /s/ Sabrina H. Perel
                                      ------------------------
                                      Name:  Sabrina H. Perel
                                      Title: Vice President, General Counsel
                                      and Secretary


Date:  August 19, 2003




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